Exhibit 99.1

                              FOR IMMEDIATE RELEASE



Contacts:   For KNP BT                                  For BT Office Products
            Press:  J.P.E. Barbas                       Jason Lynch
            Tel. 31 (0) 20 574 74 70                    Kekst and Company
            Analysts:  F. van Westen                    Tel. (212) 521-4800
            Tel. 31 (0) 20 574 74 80


                          PROPOSAL TO ACQUIRE PUBLICLY
                   HELD SHARES OF BT OFFICE PRODUCTS BY KNP BT


         AMSTERDAM, January 22, 1998 - NV Koninklijke KNP BT (KNP BT) announced today that it has informed BT Office Products International, Inc. (NYSE: BTF) that it is prepared to make an offer to acquire the approximately 30% of BT Office Products' shares that are publicly-traded for a cash purchase price of $10.50 per share. KNP BT currently holds the remaining 70% of BT Office Products.

         BT Office Products has advised KNP BT that it has formed an independent committee of its Board of Directors to evaluate the proposal. The members of the independent committee are Mr. Philip Beekman, who will act as chairman of the committee, and Mr. Lorrence Kellar. The proposal is subject to the parties entering into a definitive agreement which KNP BT anticipates will be completed by the end of February. KNP BT expects to use internally generated funds to pay for the transaction and expects that no external financing will be required.

         Mr. Klaas de Kluis, Chairman of the Executive Board of KNP BT, stated that KNP BT has no intention of selling its interest in BT Office Products.

         KNP BT is an international trading and packaging group with net sales of NLG 14 billion (USD 7 billion) and over 22,000 employees active in 30 countries.

         BT Office Products International, Inc. is a leading full-service distributor of office products, serving primarily medium- and large-sized businesses and institutions in major markets in both the United States and Europe. BT Office Products distributes over 10,000 general office products, business furniture, computer supplies and accessories and promotional products, including recycled and recyclable products and items manufactured by minority-owned businesses.



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